EXHIBT 23. (p)(1)(a)

LEE FINANCIAL MUTUAL FUND, INC.

CODE OF ETHICS

ATTACHMENT A

Effective: July 27, 2000

Amended: January 1, 2021

List of Access Persons

Clayton Chow – Director

Lynden Keala – Director

Kim Scoggins – Director

Terrence Lee – CEO and Interested Director

Edwin Chau - Analyst

Nora Foley – President and Chief Compliance Officer

Christine Iha – Administration

Jandi Iha – Administration

Sarah Kleinschmidt – Wealth Manager

Stephanie Kuwaye – Senior Administrator

Janel Lam - Administration

Kathy Lum – Vice President Wealth Manager

Lee Ann Matsuda – Treasurer and Vice President

Charlotte Meyer – Secretary and Executive Vice President

Amber Suhas – Wealth Manager

Charlotte Teruya-Westcott – Wealth Manager

List of Investment Personnel

Terrence Lee – CEO and Director; Portfolio Manager

Review Officer

Nora Foley – President and Chief Compliance Officer

Alternate Review Officer

Terrence Lee – CEO and Interested Director